IHEARTMEDIA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(EFFECTIVE MAY 18, 2023)

Eligible Directors (as defined below) on the board of directors (the “Board”) of iHeartMedia, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries other than a director who is determined by the Board to not be eligible to receive compensation under this Program (each, an “Eligible Director”) unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the date set forth above (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $150,000 for service on the Board.

b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

i.Lead Independent Director. An Eligible Director serving as Lead Independent Director shall be eligible to receive an additional annual retainer of $50,000 for such service.

ii.Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $25,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $15,000 for such service.

iii.Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

iv.Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $20,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.

c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. Annual cash retainers will be pro-rated for any partial calendar quarter of service. Eligible Directors may be permitted to elect to receive vested shares of the Company’s common stock on a current or deferred basis in lieu of annual cash retainers (excluding annual cash retainers with respect to Committee service) in accordance with the terms and conditions of the Equity Plan (as defined below) and, in the case of deferred shares, in accordance with the Company’s Deferred Compensation Plan for Directors.

2.Equity Compensation.

a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Long-Term Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board on or after the Effective Date automatically shall be granted a Restricted Stock Unit award (each, an “Initial Award”). The number of Restricted Stock Units subject to an Initial Award will be determined by dividing the Pro-Rated Value by the closing price for the Company’s Class A common stock on the applicable grant date. Each Initial Award shall be granted on the date on which such Eligible Director is initially appointed or elected to serve on the Board (the “Election Date”). The Initial Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting (as defined below) following the grant date, subject to continued service through the applicable vesting date. The “Pro-Rated Value” shall equal $150,000, multiplied by a fraction, (i) the numerator of which is the difference between 365 and the number of days from the immediately preceding Annual Meeting date through the appointment or election date and (ii) the denominator of which is 365.

c.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (each, an “Annual Meeting”) each calendar year beginning with calendar year 2023 shall be granted a Restricted Stock Unit award with a value of $150,000 (each, an “Annual Award”, and together with the Initial Award, the “Director Award”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing $150,000 by the closing price for the Company’s Class A common stock on the applicable grant date. Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

d.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Award(s) shall vest in full immediately prior to the occurrence of a Change in

Control, to the extent outstanding and unvested at such time. In addition, unless otherwise determined by the Board in its sole discretion, if an Eligible Director is removed from the Board, or if the Company fails to nominate an Eligible Director for re-election to the Board, in each case, for reasons other than for cause or due to such Eligible Director’s death or Disability (as defined in the Equity Plan), then such Eligible Director’s outstanding Initial Award or Annual Award(s), as applicable, shall vest on a pro-rated basis with respect to a portion of such award based on dividing (i) the number of months such Eligible Director remained in service from (and including) the award’s grant date by (ii) 12.

3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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